Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 9, 2021, in the Registration Statement (Form S-1, dated June 9, 2021) and related Prospectus of Acumen Pharmaceuticals, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Tysons, Virginia

June 9, 2021